EXHIBIT 5.1

MACHADO, MEYER, SENDACZ E OPICE

A D V O G A D O S

RUA DA CONSOLAÇÃO, 247, 4 º ANDAR

01301-903 SÃO PAULO, SP, BRASIL

TEL. 55 11 3150-7000 • FAX 55 11 3150-7071

mmso@mmso.com.br

www.machadomeyer.com.br

BRASÍLIA • RIO DE JANEIRO • SALVADOR • PORTO ALEGRE • NOVA IORQUE • FORTALEZA

São Paulo, April 11, 2005

Ultrapar Participações S.A.

Avenida Brigadeiro Luiz Antonio no. 1343 – 9th floor

01350-900 São Paulo – SP – Brazil

Ladies and Gentlemen:

We have acted as Brazilian counsel for Ultrapar Participações S.A (the “Company”) and Ana Maria Levy Villela Igel, Cristiana Coutinho Beltrão, Fábio Igel, Fábio Schvartsman, Hélio Marcos Coutinho Beltrão, José Carlos Guimarães de Almeida, Joyce Igel de Castro Andrade, Lúcio de Castro Andrade Filho, Márcia Igel Joppert, Maria Coutinho Beltrão, Maria da Conceição de Moraes Coutinho Beltrão, Maria Teresa Igel, Paulo Guilherme Aguiar Cunha, Pedro Wongtschowski, Rogério Igel e Monteiro Aranha (each a “Selling Shareholder” and collectively, the “Selling Shareholders”) in connection with the secondary public offering by the Selling Shareholders of 7.869.671.318 (including preferred shares in the form of ADSs, or the “ADSs”), with no par value, issued by the Company and held by the Selling Shareholders and of an aggregate of up to 1.180.450.698 additional preferred shares (including preferred shares in the form of ADSs) to be issued by the Company for the sole purpose of covering over-allotments (the “Preferred Shares” and the “Offering”).

In such capacity, we have examined the Form F-1 Registration Statement as filed with the Securities and Exchange Commission on the date hereof (File No. 333-122496) (the “Registration Statement”). We have also examined originals or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, and in rendering the opinions expressed below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, the due authority of the parties thereto (other than the Company and the Selling Shareholders)and the validity and enforceability of the Deposit Agreement under New York law. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that:

(i)    The company has been duly incorporated, is validly existing as a corporation (sociedade anônima) under the law of the Federative Republic of Brazil, has the corporate power and authority to own its property and to conduct its business as described in the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its

MACHADO, MEYER, SENDACZ E OPICE	A D V O G A D O S

business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; and

(ii)    the Preferred Shares have been duly authorized by the Board of Directors of the Company, and when issued and sold to the Underwriters as contemplated in the Registration Statement, the Preferred Shares will have been validly issued, and will be fully paid and non-assessable, and will not have been issued in violation of any preemptive or similar rights.

We here by confirm that our opinion is set forth under the heading “Taxation –– Brazilian tax consequences” in the Prospectus contained in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and use of our name in the Prospectus under the captions “Taxation –– Brazilian tax consequences,” “Validity of securities” and “Enforcements of judgments against foreign persons.”

Very truly yours,

/s/ Carlos José Rolim de Mello
MACHADO, MEYER, SENDACZ E OPICE
A D V O G A D O S